EXHIBIT 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
News Release		(212) 930-9400
COMPANY CONTACTS		NYSE: SFI

Catherine D. Rice	Andrew C. Richardson	Andrew G. Backman
Chief Financial Officer	Executive Vice President — Capital Markets	Vice President — Investor Relations

iStar Financial Completes Falcon Financial Investment Trust Acquisition

NEW YORK — March 3, 2005 - iStar Financial Inc. (NYSE: SFI), the leading publicly traded finance company focused on the commercial real estate industry, today announced the completion of its acquisition of Falcon Financial Investment Trust (“Falcon”). Falcon became a wholly-owned subsidiary of iStar Financial effective upon the filing of the Articles of Merger with the State Department of Assessments and Taxation of Maryland in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland and the Maryland Limited Liability Company Act, on March 3, 2005. As a result of the acquisition, Falcon shares will no longer be listed on the Nasdaq National Market. At the effective time of the acquisition, all common shares of beneficial interest of Falcon not tendered in the earlier tender offer were canceled and converted into the right to receive $7.50 net in cash, without interest (subject to applicable withholding taxes), subject to the rights shareholders by mail with information on how to receive payment for their Falcon shares not tendered in the tender offer.

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iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing the highest quality financing solutions to its customers. Additional information on iStar Financial is available on the Company’s website at www.istarfinancial.com.